SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act

January 29, 2018

Date of Report (Date of Earliest Event Reported)

GLOBAL ARENA HOLDING, INC.

(Exact name of registrant as specified in its charter)

Delaware	00049819	33-0931599
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

208 East 51st Street, Suite 112 New York, NY	10022
(Address of principal executive offices)	(Zip Code)

(646) 801-6146

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 – Entry into a Material Definitive Agreement

On January 17, 2018, the Company entered into a master services agreement (the “MSA”) with HCAS LLC d/b/a HCAS Technologies (“HCAS”), a Delaware limited liability company.  Under the terms of the MSA, the Company will pay a monthly retainer of $5,000.  If HCAS believes additional hours are required beyond the scope of the monthly retainer, than HCAS and the Company shall mutually agree in writing as to the additional hours/work that shall be performed.

In addition to the monthly retainer, the Company shall make a one-time issuance of 30 million (30,000,000) warrants to purchase the Company’s common shares, exercisable at $0.01 and expiring in 5 years.  The common shares underlying these warrants are exempt from registration pursuant to Section 4(a)(2) of the Securities Act.

HCAS will provide the Company with personnel to perform the following services: resource software programmers, technical consultants, project managers, senior application specialists, application specialists, senior technical specialists, enterprise architects, and information risk managers.

In addition, the CEO of HCAS, Mr. Magdiel Rodriguez, will assume the role of Chief Information Officer of the Company.

The MSA shall be in effect for 36 months, and may be renewed based on the written consent of both parties.  The MSA may be terminated without cause by either party by giving a twelve month written notice of termination to the other party.  If there is a material breach of the MSA, the other party may immediately terminate the MSA if such breach is not cured within 30 days.  In the event of a termination, the Company shall pay HCAS all undisputed amounts due for all services rendered and work performed through the effective date of termination.  HCAS shall provide the Company with an invoice for the foregoing fees within 14 days of the effective date of the termination, and the Company shall pay all undisputed amounts within 30 days of receipt of the invoice.  All confidential information of the Company must be returned to the Company in a usable form before payments are made.

Item 2.03 – Creation of a Direct Financial Obligation

See Item 1.01 above.

Item 3.02 – Unregistered Sales of Equity Securities

See Item 1.01 above.

Item 9.01 – Exhibits

Exhibit 10.1 – Master Services Agreement between Global Arena Holding, Inc. and HCAS LLC d/b/a HCAS Technologies, signed January 17, 2018 and deemed effective January 29, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

Global Arena Holding, Inc.

By:      /s/ John Matthews

John Matthews

Chief Executive Officer

Dated:  January 29, 2018